Filed pursuant to Rule No. 424(b)(3)
                                                        File Number 333-64930


                          PROSPECTUS SUPPLEMENT NO. 1


                            VENATOR GROUP, INC.
                                $150,000,000
               5.50% Convertible Subordinated Notes due 2008
      and shares of common stock issuable upon conversion of the notes


         This prospectus supplement supplements the prospectus dated August 1, 2001 of Venator Group, Inc. relating to the sale by certain of our securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of the securityholders' interests) of up to $150,000,000 principal amount at maturity of notes and the shares of common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

         The table of selling securityholders contained in the prospectus is hereby modified as follows.


                                AGGREGATE PRINCIPAL                   NUMBER OF SHARES
                                AMOUNT AT MATURITY     PERCENTAGE      OF COMMON STOCK       PERCENTAGE OF
                                     OF NOTES           OF NOTES         THAT MAY          SHARES OF COMMON
NAME                            THAT MAY BE SOLD      OUTSTANDING       BE SOLD (1)       STOCK OUTSTANDING (2)
----                             ----------------      -----------     ------------       ---------------------

De Am Convertible Arbitrage
Fund                               $ 2,000,000           1.333%            126,534             *
First Union Securities Inc.        $ 2,890,000           1.927%            182,841             *
JP Morgan Securities Inc.          $ 2,435,000           1.623%            154,055             *
Palladin Securities LLC            $ 1,000,000              *               63,267             *

*  Less than one percent (1%).

(1)  Assumes conversion of all of the holder's notes at a conversion rate of
     63.2671 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes - Conversion of the Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)  Calculated based on Rule 13d-3(d)(i) of the Exchange Act, using
     139,471,607 shares of common stock outstanding as of June 2, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

         Investing in the notes or shares of common stock involves risks that are described in the "Risk Factors" section beginning on page 7 of the prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         The date of this prospectus supplement is August 17, 2001.